Exhibit 5

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, WI 53202-4497

Phone: (414) 277-5000

Fax: (414) 271-3552

www.quarles.com

                                     November 3, 2017

Briggs & Stratton Corporation

12301 West Wirth Street

Wauwatosa, Wisconsin 53222

Re:    The Briggs & Stratton Corporation 2014 Omnibus Incentive Plan

Ladies and Gentlemen:

We are providing this opinion in connection with Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statements on Form S-8 (Nos. 333-199431, 333-168157 and 333-123512) (the “Registration Statements”) of Briggs & Stratton Corporation (the “Company”) to be filed under the Securities Act of 1933, as amended (the “Act”). The Registration Statements originally registered 8,000,000 shares, 2,481,494 shares and 3,760,000 shares, respectively, of common stock, par value $0.01 per share (the “Common Stock”) for future issuance pursuant to the Company’s 2014 Omnibus Incentive Plan (formerly known as the Incentive Compensation Plan) (the “Plan”).

At the Company’s Annual Meeting of Shareholders on October 25, 2017 (the “Approval Date”), its shareholders approved the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”). As of the Approval Date, no new awards may be granted under the Plan. The number of shares of Common Stock for which awards may be granted under the 2017 Plan consists of (i) 4,700,000 new shares of Common Stock plus (ii) up to 3,515,317 shares of Common Stock that were previously available for issuance under the Plan and that, pursuant to the terms of the 2017 Plan, have become or may become available for issuance under the 2017 Plan (the “Carryover Shares”) consisting of (a) up to 510,036 shares of Common Stock that were previously been approved by the Company’s shareholders for issuance under the Plan but have not been awarded under the Plan and (b) up to 3,515,317 shares of Common Stock that are subject to outstanding equity awards under the Plan but may become available for the grants of awards under the 2017 Plan if an outstanding award terminates by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, is settled in cash in lieu of shares, or is exchanged with the Compensation Committee’s approval, prior to the issuance of such shares, for awards not involving shares of Common Stock.

The Amendment reflects that the Carryover Shares are available for issuance under the 2017 Plan.

We have examined: (i) the Amendment and the Registration Statements; (ii) the Company’s Articles of Incorporation and Bylaws, each as amended to date; (iii) the Plan and the 2017 Plan; (iv) the corporate proceedings relating to the authorization for the issuance of the Carryover Shares in accordance with the 2017 Plan; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion.

On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation validly existing under the laws of the State of Wisconsin.

2.

The Carryover Shares to be sold from time to time pursuant to the 2017 Plan that are original issuance or treasury shares, including shares bought on the open market or otherwise for purposes of the Plan, when issued as and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability that may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.

We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP